Exhibit 28 (H)(5)(D)

EXECUTION COPY

AMENDMENT NUMBER THREE TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of June 29, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and Securian Funds Trust, a statutory trust organized under the laws of Delaware (the “Company”) and shall be effective as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Administrator and the Company entered into an Administration Agreement dated as of May 1, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.    The third paragraph of Section 6 is hereby amended and restated as follows:

“The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Investment Fund(s)’ net asset value.”

B.	A new paragraph is hereby added to the end of Section 7 of the Agreement as follows:

“Pursuant to other agreements now or at any time in effect between the Company (or its investment manager or investment advisor, on its behalf) and the Administrator or its affiliates (the “Other State Street Agreements”) in any capacity other than as Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Company and/or the Investment Funds/Portfolios that is necessary to provide the Services, including Form N-PORT Support Services. The Company hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Investment Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Administrator, Company and Investment Fund information such as net asset values and information relating to the net assets of the Investment Funds, holdings and liquidity reports, market value and other information and data related to the Investment Funds.”

C.    Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto in Exhibit 1.

D.    New Schedules B1 and B2 are hereby added to the Agreement as set forth in Exhibit 1.

E.    A new Schedule B6 and Annex I thereto are hereby added to the Agreement as set forth in Exhibit 1.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.

Sections 1.A., 1.B., 1.C. and 1.D. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.

The data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Company is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

Information Classification: Limited Access

C.

The filing obligations of the Services shall become effective as of the first day of the first month in which the Company is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.

Notwithstanding Section 13.1 of the Agreement, the Company agrees to be bound to receive from the Administrator the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months following the date of this Amendment. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, renewal term provisions of the Section 13.1 will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement. For the avoidance of doubt, Schedule A to the Agreement, later revised by Amendment to Administration Agreement effective August 25, 2014, and Schedules B5 and B5(i), added to the Agreement by Amendment Number 2 to Administration Agreement effective July 14, 2015, remain in full force and effect.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

SECURIAN FUNDS TRUST

By:	/s/ Gary Kleist
Name:	Gary Kleist
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

State Street: Select Classification Level

Information Classification: Limited Access

B1-1

EXHIBIT 1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto.

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Reserved;

IV.	Reserved;

V.	Fund Administration Money Market Fund Services as described in Schedule B5; and

VI.	Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Information Classification: Limited Access

Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Company financial information regarding the Investment Fund(s) that will be included in the Company’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.

Prepare for the review by designated officer(s) of the Company, the Company’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.

Prepare for the review by designated officer(s) of the Company annual Investment Fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to Investment Fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, Investment Fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements as may be mutually agreed upon;

f.

Prepare and furnish total return performance information for the Investment Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

State Street: Select Classification Level

Information Classification: Limited Access

B1-3

Schedule B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.

Prepare the Investment Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Company’s independent accountants and execution and filing by the Company’s treasurer, including Form 1120-RIC, and Form 8613;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Dividends Received Deduction and Foreign Tax Credit;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Investment Funds and the Investment Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”), Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.	The Services.

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Company (including from any third parties with whom the Company will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Company, the Administrator’s internal systems and, in the case of Companies not administered by the Administrator or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Company and (ii) annual updates of Form N-CEN for review and approval by the Company.

•	The Company acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Company of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Company, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Company and each Investment Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Company. The Form N-CEN Services will be provided to the Company as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Company, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Company’s first and third fiscal quarter-ends.

•

Following review and final approval by the Company of each such draft Portfolio of Investments, and at the direction of and on behalf of the Company, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services:

The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Company:

•

As applicable, the Administrator will provide the Company with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Administrator and the Company) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N-PORT filing template. Services also will include the Administrator’s standard liquidity Company profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enable Companies to analyze and generate risk reporting.

The Liquidity Risk Measurement Services will be provided to the Company and each Investment Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Company. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

II.	Company Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Company by the Administrator is subject to the following terms and conditions:

1.    The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Company or its affiliates or any Investment Fund, pooled vehicle, security or other investment or portfolio regarding which the Company or its affiliates provide services or is otherwise associated (“Company Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Company’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by

Information Classification: Limited Access

the Company shall be as provided in such respective other agreements between the Administrator or its affiliates and the Company relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Company Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Company under the Other Company Agreements.

In connection with the provision of the Services by the Administrator, the Company acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Investment Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Company), including, without limitation, arranging for the provision of data from the Company, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Companies, the Administrator and the Company will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of the Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Company data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Company is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Company hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Company (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

Information Classification: Limited Access

2.    The Company acknowledges that it has provided to the Administrator all material assumptions used by the Company or that are expected to be used by the Company in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Company will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Company or otherwise previously approved by the Company in connection with the Administrator’s provision of the Services. The Company acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Company.

The Company hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Company (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.    The Company acknowledges and agrees on the following matters:

(A)    The Company has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Company has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)    The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Company uses Services to comply with any law, regulation, agreement, or other Company obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

Information Classification: Limited Access

(C)    The Company may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Company (“Materials”) (a) for the internal business purposes of the Company relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT filing and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Company may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Company (each a “Permitted Person”); provided, however, (i) the Company may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Company has separate license rights with respect to the use of such Third Party Data, or (iii) the Company may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Company, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Company or any Permitted Persons (collectively, including the Company, “Company Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Company has separate license rights with respect to the use of such Third Party Data). Without limitation, Company Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)     The Company shall limit the access and use of the Services and the Materials by any Company Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Company shall be responsible and liable for all acts and omissions of the Company Parties.

Information Classification: Limited Access

(E)    The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Company has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Company automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Company Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Company.

(F)    The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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Information Classification: Limited Access

ANNEX I

SECURIAN FUNDS TRUST

Further to the Amendment dated as of June 29, 2018, to the Administration Agreement, dated as of May 1, 2012, between Securian Funds Trust (the “Company”) and State Street Bank and Trust Company (the “Administrator”), the Company and the Administrator mutually agree to update this Annex 1 by adding/removing Investment Funds as applicable:

Liquidity Risk Measurement Services
SECURIAN FUNDS TRUST		FREQUENCY
Investment Fund Name	Investment Fund Classification
Dynamic Managed Volatility	Hybrid	Daily
Index 400	Equity	Weekly
Index 500	Equity	Weekly
Managed Volatility Equity	Equity	Weekly
Real Estate	Equity	Weekly
SFT Ivy Growth	Equity	Weekly
SFT Ivy Small Cap	Equity	Weekly
SFT Pyramis	Equity	Weekly
SFT T. Rowe	Equity	Weekly
Bond	Fixed Income	Daily
International Bond	Fixed Income	Daily
Mortgage	Fixed Income	Daily

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type
SECURIAN FUNDS TRUST	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
Investment Fund Name
Dynamic Managed Volatility
Index 400
Index 500
Managed Volatility Equity

Information Classification: Limited Access

Real Estate
SFT Ivy Growth
SFT Ivy Small Cap
SFT Pyramis
SFT T. Rowe
Bond
International Bond
Mortgage

Form N-CEN Services

SECURIAN FUNDS TRUST

Information Classification: Limited Access

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

SECURIAN FUNDS TRUST			STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary Kleist		By:	/s/ Andrew Erickson
	Name:	Gary Kleist		Name:	Andrew Erickson
	Title:	Vice President		Title:	Executive Vice President
	Address:			Address:

	Date: August 1, 2018			Date: August 1, 2018

Information Classification: Limited Access